EXHIBIT 10.29

LICENSE AND SERVICES AGREEMENT

THIS LICENSE AND SERVICES AGREEMENT (the “Agreement”) is entered into as of this 14th day of April, 2016 (hereinafter the “Effective Date”), by and between Emerald Medical Applications Ltd., Company ID 514410307, organized and existing under the laws of the State of Israel and having its registered address at 1 Emek Ayalon St., Modi'in-Maccabim-Reut 7170634, Israel (the “Licensor”) and LBT Laser Brasil Technology, organized under the laws of Brazil having its principal place of operation at Pacaembu 1739 Sao Pulo Brazil (the “Licensee”). Licensor and Licensee may also be referred to individually, as a “Party”, or collectively, as the “Parties”.

WHEREAS, the Company has developed and owns proprietary technology, source code and know-how relating to early-stage diagnosis of Melanoma by way of, inter alia, image processing and cloud based mobile analytics, artificial intelligence and machine learning, known as DermaCompare (together with any Upgrades, the “Software”), used and operated as a diagnosis supporting tool by expert physicians and technicians for examining patients for the early-stage detection of Melanoma and other skin cancers (“Examinations”); and

WHEREAS, Licensee wishes to receive a license to use the Product within the Republic of Brazil (hereinafter the “Territory”) on an exclusive basis for the limited purpose of, and only to the extent necessary for, performing Examinations, on the terms and conditions as set out herein (hereinafter the “Purpose”); and

NOW, THEREFORE, for the mutual promises and undertakings herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

1.             Grant of Rights

1.1.          License. Licensor hereby grants to Licensee and Licensee hereby accepts from Licensor an exclusive, non-assignable, nontransferable license to Use the Software and any Upgrades, during the Term, within the Territory, for the Purpose, and in accordance with the terms and conditions of this Agreement. For the purposes of this Agreement, “Upgrades” means any change, modification, enhancement, alteration, translation, augmentation, adjustment, derivative work, customization, addition to, deletion from, revision, adaptation, amendment, or creation of any new release or version, of part or all of the Software, and “Use” means the execution, installation, implementation, reproduction, support, maintenance, and operation of the Software.

1.2.          Restrictions on Use. In addition to and without derogating from any other provision of this Agreement, the following restrictions shall apply to the use of the Software: (i) use of the Software shall be limited to use by physicians or other medical personnel under a physician’s supervision acting on Licensee’s behalf, that have been properly trained on the use of the Software, solely for the purposes of Examinations; (ii) Licensee shall take all security measures provided in the Software and take all other reasonable measures to prevent unauthorized use; (iii) Licensee may not (a) sell, license or permit any other person to possess, store, control, use, operate, manage, maintain, support, or otherwise utilize the Software or any Upgrades thereto, regardless of the commercial form or structure of same; (b) copy, distribute, reproduce, use or allow third party access to the Software; (c) decompile, disassemble, reverse engineer, convert or apply any procedure or process to the Software in order to ascertain, derive, and/or appropriate for any reason or purpose, the source code or source listings for the Software or any trade secret information or process contained in the Software; or (d) modify or create a derivative work of any part of the Software; and (iv) Licensee may not install, use or access any Software at or from any location other than on Licensee owned and operated medical facilities within the Territory.

1.3.          Ownership; No Implied Rights. The Software is licensed and not sold, and there are no other rights, express or implied, granted to Licensee with respect to the Software other than the right to Use the Software. The Software incorporates highly confidential knowledge, technology and trade secrets which are, and shall always remain, the exclusive property of the Licensor and shall be deemed confidential information of the Licensor. Licensor expressly reserves all its intellectual property and ownership rights (including, without limitation, patent, copyright, mask work, trademark and trade secret rights) in and to the Software, and all items embodying the same, delivered to Licensee hereunder, and represents and warrants that it is the sole and lawful owner of all intellectual property relating to the Software. Nothing contained herein shall be construed to grant Licensee any further rights than those expressly given in this Agreement. The Licensee confirms and agrees that it shall not, in any manner or to any extent, develop, design, author, conceive, invent, or otherwise create any upgrades of the Software, or copy, disassemble, create derivatives, reproduce, reverse engineer, transfer, sublicense or disclose to third parties, any part of the Software for any purpose whatsoever. For the avoidance of doubt, any intellectual property of any nature whatsoever generated in the framework of this agreement that is related to the Software will belong solely to the Licensor, regardless of the inventor.

2.             Minimum Commitment; Price and Payment

2.1.          Fees. The fees due to Licensor from Licensee for each Examination (“Fees”) shall be, (i) during the Initial Term ninety five US Dollars (US$95); and (ii) during each Renewal Term (as defined below) and thereafter the price shall stay as 95 US Dollar (US$95 for each Renewal Term. For the removal of any doubt, during the first Renewal Term the Product price shall be ninety five US Dollars (US$95). For the avoidance of doubt, the entitlement of the Licensor to Fees is not dependent on any outcome, successful diagnosis or other criteria and relates solely to the Use of the Software with respect to Examinations.

2.2.          Taxes. The Fees are exclusive of any duties, assessments, sales taxes, value added tax, or other taxes or levies in place, as applicable, now or hereafter applied on the sale, transportation, import, export, licensing or Use of the Software, which shall be added paid by Licensee. All payments by Customer shall be made free and clear of, and without reduction for, any withholding taxes or banking charges.

2.3.          Minimum Commitment. The Licensee undertakes to perform at least (“Minimum Commitment”) :

2.3.1.       Two thousand (2000) paid Examinations during the 1st year of the Term.

2.3.2.       Twenty thousands (20,000) paid Examinations during the 2nd year of the Term..

2.3.3.       Fifty thousands (50,000) paid Examinations during the 3rd year of the Term.

2.4.          Payments. Payments shall be made in US Dollars against duly issued invoices. The Licensor shall invoice the Licensee for the Uses committed by the Licensee at the end of each month during the Term and the Licensee shall make payment no later than twenty one (21) days after receipt of such invoice. Unless otherwise agreed between the Parties, payment shall be made by wire transfer, net of any wire transfer charges, to such Licensor’s bank account as specified by Licensor (which may be outside the Territory, including in the United States or Israel). A late payment charge of two per cents (2%) per month shall be charged upon all unpaid amounts due hereunder as of twenty one (21) days after the applicable due date and Licensee shall reimburse Licensor for any costs it incurs, including reasonable attorney’s fees, to collect past due amounts.

2.5.          Patient Prices. The Licensee may determine its own prices charged from patients for the Examinations, . The Licensor may, from time to time, provide Licensee with suggested prices for Examinations, which shall in no way obligate Licensee in determining Examination prices charged from patients.

2.6.          SALES COMISSION The Distributor will be entitled to a commission of: 20%

On subscriptions net income from costumers brought to the company by the distributor. Commissions will be calculated on the net subscription costs and according the agreement with the costumer.

Commissions will be paid under the method that will be agreed by Parties.

3.             Support and Services

During the Term, and provided that the Licensee is in compliance with its obligations set out in this Agreement, the Licensor shall provide the following services:

3.1.          Initial Training. Licensor shall provide, on its expense, the Licensee’s staff comprising of no more than 15 people, in charge of the installation, implementation and 1st level ground support regarding the Use of the Software on the Licensee’s medical facilities (the “Crew”), with reasonably required initial training and assistance with respect to the Software and the Use thereof, on a “train the trainer” basis. Unless otherwise agreed, any such training session shall take place in the Licensee’s facilities in Brazil, during normal business hours (9:00am -5:00pm), excluding weekends and holidays, for no more than 2 days. The Parties shall mutually agree on the specific time, place date and manner of such training sessions. The right to receive such foregoing training expires twelve (12) months from the Effective Date, to the extent not exercised prior to such time.

3.2.          Technical Support. Licensor shall provide, on its expense, 2nd level technical support to the Crew (which shall in turn provide 1st level ground support to end-line operators) relating to source code issues. Such technical support may take place remotely via emails or telephone calls, and may also require remote net access and use to the Software used by Licensee by Licensor, and is therefore dependent on the Licensee maintaining a net remote access to the computer’s used by it and allowing the Licensor to make such use. Support will be provided during normal business hours and days as of the location of the Licensor.

3.3.          Image Analysis. Licensor shall provide an analysis of each image set taken at an Examination within 72 hours (excluding weekends and public holidays at Licensor’s location) after receipt of the images taken during Examination at the Software database. The Licensor shall not be responsible for a delay in any analysis in the case of (i) Force Majeure, and without prejudice to the generality of the above - war, hostilities, emergency situations and natural disasters; (ii) any causes beyond the reasonable control of Licensor; or (iii) undue image quality or other reasons resulting from the poor or unsatisfactory use of the Software or the performance of the Examinations by Licensee or its staff.

3.4.          Documentation. Licensor shall make available to the Crew user manual(s) and other written or on-line materials on the proper installation and use of the Software, as made available by the Licensor from time to time (“User Documentation”). Unless otherwise agreed, all such materials shall be in the English language, and shall at all times remain the sole property of the Licensor, which expressly reserves all rights thereto. User Documentation may be supplied digitally or physically at Licensor’s sole discretion.

3.5.          Updates. Licensor shall make available to the Licensee any updates to the Software as they become available, at its sole discretion, in the form of executable code, or revisions to the User Documentation, as the case may be: (i) corrections or fixes to errors in the Software; and (ii) enhancements, and updates to the Software which add or improve functionality or performance of the Software but which do not solely correct or fix an error in the Software and which do not required an additional software license fee, together with associated documentation. Licensor shall provide the Licensee with 6 months prior notification, if at any time during the Term of this Agreement Licensor announces the end of life of the Software. Licensor shall have no obligation to provide any support for a version of the Software for more than twelve (12) months after it has been discontinued or updated. Such updates and corrections are made available to Licensee remotely, and Licensor does not undertake to personally attend the Licensee’s premises for installation purposes, unless agreed upon by the parties hereto.

4.             Additional Services. Any additional services to the foregoing, including any further or periodical training and technical support not as set out above, shall be on Licensee’s expense, and be set out in a separate written agreement. For the avoidance of doubt, the Licensor does not provide any equipment.

5.             Licensee’s Undertakings

During the term of this Agreement, in addition to any other undertaking or obligation of the Licensee, the Licensee undertakes the following:

5.1.          Crew. Appoint appropriate and qualified personnel to serve in the Crew as technical support staff for the purposes of installation of the Software and implementation of its use, training ground level technical personnel, and provision of general pre and after-use maintenance support and service.

5.2.          Installation and ground level service. Installation of the Software on Licensee’s equipment and systems and other equipment required to perform Examinations, training of end-users, any support and service provided to end users performing Examinations, and matters relating thereto or arising therefrom shall be attended to and provided by, by the Licensee at its sole expense.

5.3.          Compliance. Licensee will at its sole expense comply with all laws, registrations and regulations relevant to this Agreement in the Territory, including without limitation, those applicable to product claims, labels, instructions, etc. Without derogating from the above, the Parties hereby agree, that to the extent required the Licensee shall obtain all the relevant state authorities' necessary permits for the Use of the Software within the Territory. For removal of any doubt, all of the necessary permitting documentation will be issued in the name of the Licensor at the Licensee’s sole expense.

5.4.          Cooperation. Licensee shall keep the Licensor adequately informed of any errors or difficulties in using the Software or performing Examinations or with respect to any adverse events which may threaten human safety or life, shall fully cooperate with the Licensor in its efforts to correct and remedy and such errors and difficulties and describe the facts giving rise to such threats or errors, to the extent such responsibility lies with Licensor, make available upon request documentation supporting such errors or difficulties, and provide the Licensor with remote and physical access to the Licensee’s facilities, to the extent required to perform any maintenance or support. Licensee shall cooperate with any recall or corrective action Licensor deems, in its sole discretion, is required.

5.5.          Infrastructure. Licensee will maintain and use at all times on its sole expense adequate infrastructure and electronic devices and systems to ensure efficient function of the Software and efficient and correct performance of Examinations (none of which is supplied by the Licensor), meeting the following minimum requirements as of the date hereof:

5.5.1.       Internet Connection: upload broadband of 3MB per each facility performing Examinations;

5.5.2.        Operating System and browser: Windows 7 installed on a computer meeting the minimum requirements of such an operating system, and Google Chrome web browser;

5.5.3.        Photographic Equipment: SLR modern camera (8-12 mega pixel); two flash umbrellas and two camera flashes with upload and download capabilities; and

5.5.4.        Mobile: Samsung Galaxy S4 running the Android lollipop operating system, iPhone 5 running iOS7; or equivalent.

6.             Representations and Warranties

6.1.          Each Party declares to the other Party that as of the date hereof, it is not prohibited or limited by any law, order, its constitutional documents or any agreement to which it is a Party, from entering into, and performing its obligations under this Agreement, which is executed by such Party’s authorized representatives and is enforceable against such Party in accordance with its terms.

6.2.          The Licensor is the sole and absolute owner of all right, title and interest in and to the Software, free and clear of any liens and has the right to license the Software and the Licensee will not otherwise convey, transfer or assign any portion or aspect of the Software to any other person.

6.3.          The Licensor has no knowledge that any part of the Software, when conveyed, transferred and assigned in the manner licensed or authorized hereunder, shall, or may, infringe, breach or contravene any intellectual property or any other rights (whether equitable, moral, confidentiality, contractual, or otherwise) of any person.

6.4.          The Licensee hereby represents and warrants to Licensor that the Software or its Use or delivery does not require any license, permit or registration of any kind in the Territory.

7.             Confidentiality

7.1.  During the performance of this Agreement, the Parties will exchange information of a confidential and/or proprietary nature including, but not limited to, technical and commercial information, in oral and written form (“Confidential Information”). Confidential Information shall also include tangible and oral information communicated on behalf of the Parties by representatives, and shall further include information exchanged between the Parties during their negotiations preceding the date of this Agreement. Confidential Information shall be identified as confidential, and if disclosed in tangible or electronic form shall be identified by the Party disclosing it as confidential with conspicuous markings, or otherwise identified with a legend as being confidential, but in no event shall the absence of such a mark or legend preclude disclosed information which would be considered confidential by a Party exercising reasonable business judgment from being treated as Confidential Information by the receiving Party. All Confidential Information shall be treated with the same care as such receiving Party would exercise in the handling of its own confidential and/or proprietary information, but not less than reasonable care. A receiving Party shall not make any further disclosure of Confidential Information (other than to its affiliates and its and its affiliates’ employees, officers, directors, and outside advisors, without the prior written consent of the disclosing Party.

7.2.          Upon the termination or expiration of this Agreement, all Confidential Information shall be immediately returned to the disclosing Party and the limitations and undertakings specified in this Section (Confidentiality) shall remain in effect for a period of two years from the date of termination or expiration of this Agreement.

7.3.          Confidential Information shall not include information (i) which is or becomes public knowledge through no fault of the receiving Party; (ii) which is known to the receiving Party at the time of disclosure, or is independently developed by the receiving Party, as evidenced by the receiving Party's written records; (iii) which is disclosed to the receiving Party on a non-confidential basis by a third party having no obligation of secrecy to the disclosing Party or (iv) which is required to be disclosed by law, regulation, order or legal process (provided that the Party which is required to give disclosure shall provide the other Party with reasonable prior notice of the requirement of disclosure and its contents).

7.4.          Neither Party shall disclose, advertise or publish the terms or conditions of this Agreement without the prior written consent of the other Party, except (i) as may be required by law provided that the Party which is required to give disclosure shall provide the other Party with reasonable prior notice of the requirement of disclosure and its contents, and (ii) to its professional advisors and to investors or potential investors/acquirers who are under an obligation of confidentiality at least as restrictive as that contained in this Section. The Parties may publish the existence of this Agreement and the Parties’ relationship.

8.             Termination

8.1.          This Agreement shall come into force on the Effective Date, and shall remain valid for a period of three (3) years from the Effective Date (the “Initial Term”), unless terminated earlier pursuant to the terms hereof. The Agreement will be automatically renewed for successive periods of twelve (12) months each (each a “Renewal Term”, and the Initial Term and any Renewal Terms, as applicable, the “Term”), unless any Party provides the other Party with a written notice of its intention not to renew the Agreement, with such notice to be given not later than three months (3) months prior to the lapse of the Initial Term or any Renewal Term, as applicable.

8.2.          Either Party shall have the right to terminate this Agreement upon notice if the other Party shall have committed a material breach of the provisions hereof and, if such breach can be remedied, shall fail to remedy such breach within ninety (90) days of such notice, or upon convenience by giving advance written notice of six (6) months.

8.3.          If (a) either Party petitions for reorganization under a bankruptcy act or is adjudicated a bankrupt, or (b) if a receiver is appointed for either Party's business; or (c) if either Party makes an assignment for the benefit of creditors; or (d) if an involuntary bankruptcy petition is brought against either Party and has not been discharged within sixty (60) days of date filed, then the other Party shall have the immediate right to terminate this Agreement by giving written notice.

8.4.          The Company shall be entitled to cancel the agreement at any of the following conditions:

8.4.1.        Distributor has not introduced and the company has not made subscription agreements with at least one health insurance company or one NHS hospital during the period of the one year from the date of this agreement.

8.4.2.        Distributor has not introduced and the company has made subscription agreements with at least two health insurances companies and also with two NHS hospitals or one NHS hospital and two clinics during the first 2 years of this agreement.

8.4.3.        If during the 4th year the Distributor has not doubled the figures/subscriptions sold during the 3rd year

8.5.          Upon expiration or termination of this Agreement for any reason the following shall apply:

8.5.1.       Each Party shall, to the extent practicable and legally permitted, immediately return to the other Party or destroy, at such receiving Party’s discretion, all data or information, on all media containing such information, that such receiving Party received from the other Party in connection with this Agreement and shall make no further use of such information.

8.5.2.        Licensee shall uninstall all copies of the Software and provide written notice of having met its obligations hereunder.

8.5.3.        The license and all rights granted to Licensee in this Agreement shall terminate and expire immediately.

8.5.4.        The Parties shall continue to observe the provisions relating to intellectual property, confidentiality, and applicable law and jurisdiction, which shall remain in full force and effect and shall survive the termination of all or any part of this Agreement.

8.5.5.

9.             Limitation of Liability

NOTWITHSTANDING ANYTHING ELSE IN THIS AGREEMENT OR OTHERWISE TO THE CONTRARY AND TO THE MAXIMUM EXTENT PERMITTED BY LAW, LICENSOR SHALL HAVE NO LIABILITY OF ANY KIND FOR ANY CLAIM ARISING FROM OR RELATED TO THIS AGREEMENT OR ANY USE OF THE SOFTWARE AND LICENSEE SHOULD NOT RELY SOLELY ON THE INFORMATION PROVIDED THROUGH THE SOFTWARE OR ALLOW IT TO REPLACE PROFESSIONAL MEDICAL JUDGMENT OR THE DUTY TO ADHERE TO THE REQUIRED STANDARD OF CARE USED IN THE MEDICAL COMMUNITY. LICENSEE AGREES THAT ITS USE OF THE SOFTWARE SHALL NOT DIMINISH ITS RESPONSIBILITY FOR PATIENT CARE. THE SOFTWARE IS A DECISION SUPPORTING TOOL ONLY TO BE USED BY TRAINED MEDICAL PERSONNEL AND DOES NOT PROVIDE DIAGNOSIS, WHICH IS TO BE PROVIDED BY AN EXPERT PHYSICIAN.

THE PRODUCT IS LICENSED BY LICENSOR TO LICENSEE, STRICTLY ON AN "AS IS" BASIS, WITHOUT ANY REPRESENTATIONS, WARRANTIES OR COVENANTS (ALL OF WHICH ARE EXPLICITLY DISCLAIMED) WHETHER EXPRESS OR IMPLIED BY LAW, USAGE OF TRADE, COURSE OF DEALING OR OTHERWISE, CONCERNING THE QUALITY OR OPERATION OF THE PRODUCT, INCLUDING WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, ANY REPRESENTATIONS, WARRANTIES OR COVENANTS THAT THE PRODUCT WILL MEET EITHER PARTY'S BUSINESS REQUIREMENTS, THE OPERATION OF THE PRODUCT WILL BE ERROR FREE, OR THAT THE PRODUCT IS FIT FOR ANY PARTICULAR PURPOSE.

EXCEPT WITH RESPECT TO A PARTY'S BREACH OF A CONFIDENTIALITY OBLIGATION HEREIN, IN NO EVENT WILL ANY PARTY, OR ANY AFFILIATE OF ANY PARTY, OR ANY OF THEIR RESPECTIVE DIRECTORS, OFFICERS, SHAREHOLDERS, EMPLOYEES, AGENTS OR REPRESENTATIVES, BE LIABLE FOR ANY SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL, EXEMPLARY OR PUNITIVE DAMAGES (INCLUDING, WITHOUT LIMITATION, LOST OR ANTICIPATED REVENUES, INCOME OR PROFITS RELATING TO THE SAME) ARISING FROM ANY CLAIM RELATING TO THIS AGREEMENT, WHETHER OR NOT FORESEEABLE, EVEN IF A PARTY HAS BEEN ADVISED OF THE POSSIBILITY OR LIKELIHOOD OF THE SAME, EXCEPT TO THE EXTENT RESULTING FROM THE GROSS NEGLIGENCE, BAD FAITH OR WILLFUL MISCONDUCT OF SUCH PARTY OR ITS AFFILIATES OR ANY OF THEIR RESPECTIVE DIRECTORS, OFFICERS, SHAREHOLDERS, EMPLOYEES, AGENTS OR REPRESENTATIVES.

10.           Indemnification

Each Party shall indemnify, defend and hold harmless the other Party against any and all judgments, awards, liabilities, losses, costs or damages, including reasonable attorneys' fees and expenses arising or resulting from the defaulting Party's breach of their respective representations and warranties set out in this Agreement.

11.            Miscellaneous

11.1.          Delivery. Actual delivery date shall be mutually agreed upon between the parties. All deliveries shall be Ex Works (Intercoms 2010) the warehouse or other facility of Licensor. Title and risk of loss to the Software shall pass to Customer upon delivery to the Customer. The shall be delivered, as Licensor elects (i) to a common carrier; (ii) Licensee’s agent or any other person Licensee specify; or (iii) via download of the Software over the internet. For the avoidance of doubt, the Software shall be deemed delivered and accepted by Licensee on the date Licensor provides it with software key(s).

11.2.          Data Collection and Usage. During the term of this Agreement Licensor may collect anonymous usage data information about the use of the Software, as well as images taken at Examinations for research and development purposes. Neither Licensee nor any patients will be personally identified from this information. This anonymous usage data information shall become the sole property of Licensor which may use this information for its purposes.

11.3.          Competitive Use. During the Term of this Agreement and for a period of twenty four (24) months thereafter, Licensee shall not develop, service or consult with regard to software which is substantially competitive with the Software, without the prior consent of Licensor.

11.4.          Notices. Any notices or other documents to be given hereunder shall be delivered or sent by registered mail or by facsimile transmission to the address or to the facsimile number of the Parties hereto set out in this Agreement (or such other address or numbers as may have been notified no later than five (5) days prior to the delivery of the relevant notice) and any such notice or other document shall be deemed to have been served one (1) business day after delivery by courier (and with respect to international delivery, three (3) business days), four (4) business days after delivery by registered mail (and with respect to international delivery, ten (10) business days) and one (1) business day after facsimile transmission and electronic confirmation receipt of such facsimile, or electronic mail, subject to confirmation by reply email. All communication between the Parties shall be in English.

11.5.          Entire Contract. This Agreement, including any annexes, exhibits and schedules, if and to the extent annexed hereto, represents the sole and entire agreement between the Parties with respect to the subject matter hereof and supersedes and replaces all previous contracts or understandings, written or oral, with respect thereto. Each Party acknowledges that it is not entering into this Agreement on the basis of any representations not expressly contained herein. No amendment to this Agreement will be of any effect unless executed in writing and signed by both Parties and no waiver hereunder shall be valid unless in a written instrument, signed by the waiving Party.

11.6.          Severability. If this agreement contains any provision which is invalid or unenforceable, it will not affect the validity or enforceability of the remaining provisions. In such event, the Parties shall endeavor to give effect to the intent of such invalid or unenforceable provision to the maximum extent permitted by law.

11.7.          Relationship of Parties. The Parties hereto are independent contractors and neither Party is an employee, agent, partner or joint venture of the other. Neither Party shall have the right to bind the other Party, whether directly or indirectly, to any agreement with a third party or to incur or purport to incur any obligation or liability on behalf of such other Party, whether directly or indirectly.

11.8.          Assignment. Neither Party shall have the right to assign or transfer this Agreement or all or any part of its rights or obligations hereunder without the prior written consent of the other Party. Notwithstanding the foregoing, either may assign this Agreement in connection with a merger, consolidation or other transfer of all or substantially all of such Party's shares or assets provided the acquiring party assumes the obligations of the assigning Party under this Agreement. Furthermore, it is acknowledged that the Licensor can perform manufacturing of all or any part of the Product using subcontractors. This Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the Parties.

11.9.         Counterparts. This Agreement may be executed in one or more counterparts, including in electronic form, each of which shall be deemed to be an original, but all of which together shall constitute one and the same Agreement.

11.10.       Applicable Law and Jurisdiction. This Agreement and all performance and disputes arising out of or related to the Product shall be governed by and construed in accordance with the laws of New York State, USA, without reference to conflict of laws principles. The United Nations Convention on the International Sale of Goods shall not apply to this Agreement. The competent courts located in the City of New York, NY, shall have exclusive jurisdiction over any claim arising out of or related to these terms and conditions and the Parties hereby irrevocably submit to the jurisdiction of such courts.

11.11.       Expenses. Each Party shall pay all costs and expenses that it incurs with respect to the negotiation, due diligence investigation, execution, delivery and performance of this Agreement.

IN WITNESS WHEREOF, the Parties have signed this Agreement on the date first above written.

Emerald Medical Applications Ltd.	LBT Laser Brasil Tecnology

/s/: Lior Wayn	/s/:Odete Manor
By: Lior Wayn, CEO	By: Odete Manor, Director

Approved by:
/s/: Yair Fudim
Yair Fudim,Chairman